Exhibit 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of July 10, 2000, and is entered into between Asset Alliance Corporation, a Delaware corporation (the “Company”), and Stephen G. Bondi (the “Employee”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee desires to accept employment by the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Employment and Term.

(a) The Employee shall serve as Senior Vice President and Chief Financial Officer of the Company and in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of the Company (the “Board”) and shall perform such managerial duties consistent with the usual duties of an officer of his status. The Employee shall report to and carry out the lawful directions of the Company’s President and Executive Vice President. The Employee’s employment shall be on the terms and conditions set forth herein, and the Employee hereby accepts such employment and agrees to devote substantially all of his business time to the faithful and diligent performance of the duties provided herein.

(b) The term of the Employee’s employment by the Company shall commence as of July 10, 2000 (the “Effective Date”) and shall continue for a period of one year from such date (the “Initial Employment Period”), which Initial Employment Period shall be automatically extended for an additional one year period on each anniversary of this Agreement (such that the remaining term as of each anniversary shall be one year) (each a “Renewal Period”) unless and until the Employee’s employment is terminated pursuant to Section 3 hereof.

2. Compensation.

(a) Salary. The Company shall compensate the Employee with a base salary of $250,000 for the Initial Employment Period, prior to any deductions for participation in the Company’s SEP, commencing on the Effective Date and payable in accordance with the normal payroll practices of the Company. The base salary shall be reviewed annually but shall not be less than $250,000 per annum.

(b) Incentive Bonus. The Company shall pay Employee additional compensation determined pursuant to the terms of a compensation plan to be developed by the Board; provided, however, the Employee shall be eligible to receive not less than $50,000 during the Initial Employment Period pursuant to such plan, it being understood that such compensation shall be variable and may not result in any payment to Employee.

(c) Discretionary Bonus. Employee shall receive a discretionary annual bonus that shall not be less than $100,000 during the Initial Employment Period or during any Renewal Period. Such bonus shall be paid prior to March 15 of each year during the Initial Employment Period or during any Renewal Period.

(d) Stock Options. Subject to the approval of the Company’s Board, the Company shall grant to the Employee on the Effective Date options to purchase 150,000 shares of the Company’s Common Stock on the following terms and the other terms set forth in the form of option certificate delivered to the Employee herewith: (1) the options shall be exercised within ten (10) years from the date of grant; (2) 30,000 options shall vest and become exercisable at the end of the Initial Employment Period and every Renewal Period thereafter until all options have vested and become exercisable; (3) the exercise price shall be $12 per share; and (4) the options shall become immediately exercisable upon Employee’s termination by the Company following a Change of Control (as defined in Section 3(h) hereof).

(e) Benefits. The Employee shall be entitled to participate in any Company sponsored health insurance plan and the Company’s SEP, all on such terms as the Board shall determine, and such other employee benefits as the Board may hereafter make available to the executives of the Company.

(f) Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder including, without limitation, travel expenses, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations adopted pursuant thereto now or hereafter in effect.

(g) Vacations. During each year of employment, the Employee shall be entitled to paid vacations for three weeks.

3. Termination.

(a) This Agreement shall be terminated upon the happening of any of the following events: (i) in the case of a termination by the Company for Cause (as defined in Section 3(e) hereof), immediately upon written notice of termination; (ii) in the case of other terminations, whenever the Company or the Employee shall give advance written notice of termination 60 days prior to the end of the Initial Employment Period and every Renewal Period thereafter, in which event the Agreement shall be terminated on the day before the anniversary of this Agreement; (iii) upon the death of the Employee; or (iv) upon the Permanent Disability (as such term is defined in Section 3(f) hereof) of the Employee.

(b) In the event that the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 3(e) hereof) or is terminated by the Employee for Good Reason (as defined in Section 3(g) hereof), then during the period from the effective date of termination through the date which is six months from the date of such effective date of termination, the Employee shall continue to receive the full amount of his then current base salary plus all other benefits to which the Employee is entitled pursuant to Section 2(e) hereof and otherwise (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the Employee); provided, however, that if such termination follows a Change of Control (as defined in Section 3(h) hereof), then (i) all unvested options shall vest immediately and become exercisable upon the date the Employee’s employment is terminated and (ii) the Employee shall be entitled to receive the unpaid portion of his base salary through the 365th day following the end of the then-current term of this Agreement.

(c) In the event the Employee’s employment with the Company is terminated upon the Employee’s death or Permanent Disability (as such term is defined in Section 3(f) hereof), the Employee or his legal representative shall continue to receive his then current base salary for a 6-month period and all stock options held by Employee shall, to the extent vested, continue to be exercisable during such period.

(d) In the event of a termination of Employee by the Company for Cause (as defined in Section 3(e)), the Company shall not be obligated to pay Employee any compensation or benefits after the date of termination and Employee must exercise any vested stock options held by Employee within 30 days of such date.

(e) For purposes hereof, “Cause” shall mean any of the following: (i) dishonesty of the Employee detrimental to the best interests of either the Company or its affiliates; (ii) a breach of any fiduciary duty or other act of dishonesty by the Employee with respect to the Company or any affiliate thereof; (iii) the conviction of the Employee of a crime which constitutes a felony or any other crime involving moral turpitude, fraud or misrepresentation; (iv) breach by the Employee of his obligations under this Agreement which breach, if susceptible to cure, has continued for a period of thirty (30) days following written notice to the Employee specifying the nature of such breach; or (v) failure, neglect or refusal of the Employee to follow the reasonable instructions of the Board or its designee, the President of the Company or the Executive Vice President of the Company, which are consistent with his position.

(f) For purposes hereof, “Permanent Disability” shall mean the total incapacitation of the Employee so as to preclude performance of the duties of his employment hereunder for an aggregate period of three months in any twelve-month period.

(g) For purposes hereof, “Good Reason” shall exist if the Company shall: (i) be in breach of or default under any material provision of this Agreement and not cure such breach within 30 days of receiving notice of such breach from the Employee or (ii) undergo a Change of Control (as defined in Section 3(f) hereof).

(h) For purposes hereof, a “Change of Control” of the Company shall have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934), other than the Company or any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing in excess of 50% of the combined voting power of the Company’s then outstanding securities, or if (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the directors thereof, unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period).

4. Noncompetition; Nonintervention.

(a) While in the employ of the Company, the Employee agrees to devote substantially all of his time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company.

(b) Until two years after the termination or cessation of the Employee’s employment with the Company for any reason (including termination of employment by the Company without Cause) other than termination by the Company following a Change of Control, and, in the event of termination by the Company following a Change of Control, until the end of the period through which payment of the Employee’s base salary continues under Section 3(b) hereof, the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage, other than as incidental and immaterial component of a business in which the Employee otherwise is engaged, in (i) the business of acquiring equity interests of, or otherwise investing in, investment management firms or (ii) the business of marketing or developing alternative investment strategies (such as those employed by the Company’s affiliates during the term of this Agreement) or structured products involving alternative investment strategies where either the investment strategies or structured products involve terms or methodologies which are proprietary to the Company or its affiliates. For a period of two years after the termination or cessation of the Employee’s employment with the Company for any reason (including termination of employment by the Company without Cause) the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (A) request or cause any customer of the Company or its affiliates to cancel or terminate any business relationship with the Company or such affiliate, or (B) solicit or otherwise cause any employee of the Company or its affiliates to terminate such employee’s relationship with the Company or such affiliate.

5. Confidential Information.

(a) The Employee will not at any time, whether during or after the termination or cessation of his employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b) The Employee agrees that during his employment he shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of his employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of his employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(c) The Employee agrees that during his employment and after the termination or cessation of the Employee’s employment with the Company for any reason (including termination of employment by the Company without Cause), the Employee agrees not to make any statement to any customer or client of the Company, including their employees, agents or independent contractors, or to the media or in any public forum, which statement is disparaging of the Company, its affiliates or their officers or employees.

6. Other Obligations.

Except for the agreement between the Employee and Gabelli & Company, Inc. and affiliates dated December 14, 1994, a copy of which has been provided by the Employee to the Company, the Employee certifies that there is no other contract or duty on the Employee’s part that would interfere with or limit the Employee’s ability to provide services to Company or to perform all of the terms of this Agreement. The Employee also certifies that he has no continuing contractual obligations to any previous employer or any other party (i) that requires him not to use or disclose information to the Company (other than the confidential information of a prior employer) or (ii) that requires him to refrain from competing directly or indirectly with the business of such previous employer or other party. The Employee agrees that, in performing work for the Company, the Employee will not knowingly use any patented inventions, trade secrets, confidential information or proprietary information obtained from third parties, including any prior employer or any other organization or individual. The Employee agrees not to use copyrighted materials, or any portion thereof, of any other company or person while writing computer programs, manuals or any other materials for the Company, and that the Employee will not bring onto the premises of the Company any unpublished document or other property containing proprietary information or trade secrets belonging to the Employee’s former employers, unless consented to in writing by said employers.

7. Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company’s successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee’s heirs, executors and legal representatives.

8. Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

9. Governing Law; Jurisdiction.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

10. Right to Injunction.

The Employee acknowledges and agrees that irreparable and immediate damage will result to the Company if the Employee breaches his obligations under Section 4 or Section 5 hereof. In the event of a breach by the Employee of Section 4 or Section 5 hereof, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Employee from the violation of such provisions. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

11. Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by law (including, without limitation, advancement of legal fees on a current basis) for all matters related to or arising from the Employee’s service as an officer, director and/or fiduciary of any benefit plan of the Company. The Company shall cover the Employee during and after the Employee’s employment under the Company’s director and officer liability insurance to the greatest extent afforded any senior officer and director of the Company.

12. Miscellaneous.

(a) Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

(b) Successors in Interest. All provisions of this Agreement shall survive the termination or cessation of the Employee’s employment with the Company and shall be binding upon and inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of either of the parties to this Agreement.

(c) Waiver. The waiver by the Company or the Employee, as the case may be, of a breach of this Agreement by the Employee or the Company, as the case may be, shall not operate or be construed as a waiver of any subsequent breach by the other party.

(d) Notices. All notices to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, (iii) sent by facsimile or (iv) transmitted by e-mail. Notices to be given to the Employee shall be sent to the address indicated below the Employee’s signature below. Notices to be given to the Company shall be sent to Asset Alliance Corporation, 800 Third Avenue, New York, New York 10022, Facsimile 212-207-8785, to the attention of Arnold L. Mintz, Executive Vice President and Chief Operating Officer. Notices of any changes in the above addresses shall be given to the other party in writing.

(e) Severability. If any provision of this Agreement shall contravene any law of any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

(f) Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ASSET ALLIANCE CORPORATION

By	/s/ Arnold L. Mintz
Arnold L. Mintz, Executive Vice President

/s/ Stephen G. Bondi
STEPHEN G. BONDI

Address:

17 Meritoria Drive
East Williston, NY 15596

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is made as of September 15, 2005 to the Employment Agreement between Asset Alliance Corporation and Stephen G. Bondi dated as of July 10, 2000 (the “Agreement”). Terms used in this Amendment and not defined herein have the meaning, ascribed to them in the Agreement.

1.	Clause (b) of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

(b) Incentive Bonus. The Company shall pay Employee each year during the Term as additional compensation amounts determined by reference to the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for Common Shareholders per Fully Diluted Shares as determined as follows:

EBITDA Per Share Range			Bonus Range
$-		$0.75	$-	$120,000
$0.75		$1.00	$120,000	$160,000
$1.00		$1.25	$160,000	$200,000
$1.25		$1.50	$200,000	$240,000
$1.50		$1.75	$240,000	$300,000
$1.75		$2.25	$300,000	$420,000
$2.25		$3.00	$420,000	$600,000
$3.00		$4.00	$600,000	$860,000
$4.00		$5.00	$860,000	$1,160,000
$5.00		$6.00	$1,160,000	$1,500,000
$6.00		$7.00	$1,500,000	$1,860,000
$7.00		$8.00	$1,860,000	$2,220,000
$8.00		$9.00	$2,220,000	$2,620,000
$9.00	$	> 9.00	$2,620,000 + $0.4MM for each $1.00 per share

The Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for Common Shareholders per Fully Diluted Shares, before taking into account the Incentive Bonus Payments and Discretionary Bonus Payments to the CEO, COO and the CFO of the Company, shall be determined by the Company’s independent auditors each year, taking into account changes in the Company’s capital structure, securities convertible into common stock, stock dividends, stock splits, recapitalizations, reorganizations, merger and other relevant changes in the Company’s capitalization. The Incentive Bonus Payment for Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for Common Shareholders per Fully Diluted Share levels falling between the low and the high range shall be computed on a straight-line basis. For example, if Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for Common Shareholders per Fully Diluted Share should be $2.00 (the mid-point between $1.75 and $2.25), the Incentive Bonus Payment shall be $360,000 (the mid-point between $300,000 and $420,000).

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2.	Clause (c) of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

(c) Discretionary Bonus. Employee shall be eligible to receive a discretionary annual bonus in the sole discretion of the Board (it being understood that Employee will receive a minimum of $120,000 bonus per annum pursuant to Section 1 of this Amendment).

3.	(g) of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

(g) Vacations. During each year of employment, the Employee is entitled to paid vacation for the greater of (i) three weeks and (ii) the amount of time permitted under the Company’s then existing vacation policy.

4.
Notwithstanding any thing in the Agreement to the contrary (including Section 3(b) of the Agreement), if the Employee’s employment with the Company is terminated without Cause or as a result of a Change of Control, then the Employee will receive his base salary plus all benefits plus minimum bonus (i.e., $120,000 per annum) for a 24 month period following such termination.

5.	Except as amended by the foregoing provisions, the Agreement shall remain in full force and effect.

6.
This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution and delivery by the parties to this Amendment constitutes their agreement and consent to and approval of the amendments made hereby.

Asset Alliance Corporation

By:	/s/ Arnold L. Mintz
Name: Arnold L. Mintz
Title: Chief Operating Officer

/s/ Stephen G. Bondi
Stephen G. Bondi

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